As filed with the Securities and Exchange Commission on December 14, 2023

Registration Nos. 333-222002

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-222002

UNDER

THE SECURITIES ACT OF 1933

Navios Maritime Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Republic of Marshall Islands	98-0384348
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Strathvale House, 90 N Church Street,

P.O. Box 309, Grand Cayman,

KY1-1104 Cayman Islands

(Address of Principal Executive Offices) (Zip Code)

2015 EQUITY INCENTIVE PLAN, AS AMENDED, REGISTRATION NO. 333-222002

(Full Title of the Plans)

Mark Hayek

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Tel: (212) 859-8000

Fax: (212) 859-4000

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE — DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement of Navios Maritime Holdings Inc., a Republic of Marshall Islands corporation (the “Registrant”), on Form S-8 (the “Registration Statement”):

•

Registration Statement No. 333-222002, filed with the Securities and Exchange Commission (the “Commission”) on December 12, 2017, registering the offer and sale of 15,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Registrant issuable pursuant to the Navios Maritime Holdings Inc. 2015 Equity Incentive Plan, as amended.

This Post-Effective Amendment is being filed solely for the purpose of deregistering any and all securities registered under the Registration Statement that remain unsold. On October 22, 2023, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with N Logistics Holdings Corporation (“NLHC”), a company affiliated with the Company’s Chairwoman and Chief Executive Officer, Angeliki Frangou, Navigation Merger Sub Inc., a wholly owned subsidiary of NLHC (“Merger Sub”) and, for limited purposes, N Shipmanagement Acquisition Corp. (“NSC”), another company affiliated with Ms. Frangou. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”). Upon consummation of the Merger, the Registrant will become wholly owned by NLHC.

On December 14, 2023, pursuant to the terms of the Merger Agreement, the Merger was consummated. As a result of the Merger, the Common Stock is held of record by fewer than 300 persons. Accordingly, the Registrant intends to file a Certification and Notice of Termination of Registration on Form 15 with the Commission with respect to its Common Stock. As a result of the Merger, no additional shares of Common Stock will be offered or sold under the Registration Statement.

In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered but unsold under the Registration Statement, if any, as of the filing date of this Post-Effective Amendment. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized.

NAVIOS MARITIME HOLDINGS INC.

By:	/s/ Angeliki Frangou
Angeliki Frangou
Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.